SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:   June 15, 2001

WHY USA FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	0-30601	87-0390603
(State of incorporation)	(Commission File No.)	(IRS Employer ID Number)

8301 Creekside, Unit 101
Bloomington, MN 55437
(Address of principal executive officers) (ZIP Code)

(952) 841-7062
(Registrant’s Telephone Number)

ITEM 2.  OTHER EVENTS (Acquisition of Companies)

        On June 1, 2001, Registrant acquired two Arizona limited liability companies, Valley Financial Funding LLC (“Valley”) and First National MortgageBanc LLC, (“First MortgageBanc”), both of which are HUD approved mortgage bankers actively engaged in retail mortgage lending and originations primarily in the Phoenix AZ vicinity. Assets acquired by Registrant in these two transactions included significant mortgage broker and banker licenses, leased office facilities in Arizona, and considerable office furniture, equipment and fixtures, as well as substantial goodwill related to their established and ongoing business. Registrant will utilize these acquisitions by continuing their businesses as currently conducted by Valley and First MortgageBanc.

        (a) Pursuant to a Share Exchange Agreement (the “Valley Agreement”) between the Registrant and Multivest LLC, Registrant acquired Valley through a share exchange merger transaction between Valley and Registrant. Multivest LLC was the former owner of 100% of Valley. Consideration given by Registrant to acquire Valley consisted of i) 433,333 shares of common stock of Registrant; ii) a contingent earnout provision whereby the former owner of Valley can receive additional common shares of Registrant of 83,333 shares provided Valley and First MortgageBanc fund at least $50 Million in mortgages by January 1, 2002 and another 83,333 if they fund at least $100 Million in mortgages by June 1, 2002; and iii) grant of stock purchase warrants to purchase up to 500,000 common shares of Registrant exercisable anytime until expiration of the warrants on June 1, 2004, with 100,000 shares exercisable at $1 per share, 150,000 shares exercisable at $2 per share, 100,000 shares exercisable at $3 per share, 100,000 shares exercisable at $4 per share and 50,000 shares exercisable at $5 per share.

        The terms of the Valley Agreement also provide for the escrow of 100,000 common shares of the purchase price until Valley has obtained a certain $100,000 receivable related to a lease deposit. If for any reason this $100,000 is not received by Valley, these related 100,000 shares will be returned and transferred back to Registrant and held as treasury stock by Registrant.

        (b) Pursuant to another Share Exchange Agreement (the “First MortgageBanc Agreement”) between Registrant and the former owners of First MortgageBanc, Registrant acquired First MortgageBanc through a share exchange merger transaction between First MortgageBanc and Registrant. The former owners of First MortgageBanc are Robert H. Brader and Gregory M. Crouse. Consideration given by Registrant to acquire First MortgageBanc consisted of i) 396,666 shares of common stock of Registrant; ii) a contingent earnout provision whereby the former owners of First MortgageBanc can receive additional common shares of Registrant of 251,666 shares provided First MortgageBanc and Valley fund at least $50 Million in mortgages by January 1, 2002 and another 251,666 shares if they fund at least $100 Million by June 1, 2002; and iii) grant of stock purchase warrants to an affiliated person of First MortgageBanc to purchase up to 500,000 common shares of Registrant exercisable anytime until expiration of the warrants on June 1, 2004, with 100,000 shares exercisable at $1 per share, 150,000 shares exercisable at $2 per share, l00,000 shares exercisable at $3 per share, 100,000 shares exercisable at $4 per share, and 50,000 shares exercisable at $5 per share.

        The terms of the First MortgageBanc Agreement also provide for continued employment of Messrs. Brader and Crouse at a defined annual salary level and aggregate stock options from Registrant to purchase up to 450,000 common shares of Registrant at $1 per share, with 150,000 of such options vesting immediately, 150,000 of them vesting on June 1, 2002 and 150,000 of them vesting on June 1, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Why USA Financial Group, Inc. (Registrant)

By: /s/ Leslie M. Pearson
Leslie M. Pearson, Chief Financial Officer